NEWS

BG STAFFING COMPLETES ASSET ACQUISITION
OF VISION TECHNOLOGY SERVICES

Accretive Acquisition Expands
Existing IT Temporary Staffing Services

PLANO, Texas – (September 29, 2015) – BG Staffing, Inc. (NYSE MKT: BGSF), a rapidly growing national provider of temporary staffing services across a diverse set of industries, today announced that on September 28, 2015, the Company completed the acquisition of substantially all of the assets of the Vision Technology Services family of companies (VTS). The purchase price is up to an aggregate of $20.75 million, of which $10.0 million was paid at closing, subject to a working capital adjustment, and earn-out payments up to an aggregate of $10.75 million, provided certain conditions are met, over a three year period following the acquisition date. VTS had revenues of approximately $33.2 million in 2014 based upon preliminary unaudited information.

Since 2001, Vision Technology Services has been a leading provider of IT temporary staffing talent and project management services to companies throughout the mid-Atlantic region and selected markets across the country. The Company has frequently been ranked by The Baltimore Business Journal in the top 50 private companies in the central Maryland area. Among IT consulting firms, Vision has moved steadily up this list to become one of the region’s leaders.

L. Allen Baker, Jr., President and CEO, commented, “The completion of the accretive Vision Technology Services acquisition in the IT segment fits perfectly into our growth and expansion plans. It will allow us to move closer to our goal of generating $100 million in revenue from the IT segment - and to enhance the cash flow portfolio we are building for our shareholders. BG currently has operations in 40 offices and 15 states. We look forward to expanding our overall footprint (into Maryland and the mid-Atlantic) and adding additional IT skill sets. It is our goal to accretively and meaningfully increase our adjusted EBITDA annually over the next several years.”

Baker continued, “We extend a warm welcome to the Vision Technology Services staff employees, consultants and customers. As is our custom, the employees of Vision Technology Services will remain and will operate as a separate brand under the BG Staffing, Inc. umbrella.”

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company’s acquisition philosophy is one that not only brings financial growth, but unique and dedicated talent within the companies. This has led to a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. Please visit www.bgstaffing.com for more information.

Forward-Looking Statements
The forward looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com